March 21, 2014

Trust for Professional Managers
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated November 23, 2009 regarding the sale of shares of the Gerstein Fisher Multi-Factor Growth Equity Fund, our opinion dated December 19, 2011 regarding the sale of shares of the Gerstein Fisher Multi-Factor International Growth Equity Fund and our opinion dated March 25, 2013 regarding the sale of shares of the Gerstein Fisher Multi-Factor Global Real Estate Securities Fund each a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, Wisconsin and Washington, D.C.
Godfrey & Kahn, s.c. is a member of Terralex®, a worldwide network of independent law firms.